Sullivan & Worcester LLP T 202 775 1200
1666 K Street, NW F 202 293 2275
Washington, DC 20006 www.sandw.com

February 10, 2006

Mosaic Tax-Free Trust
550 Science Drive
Madison, Wisconsin 53711

Ladies and Gentlemen:

We have been requested by Mosaic Tax-Free Trust, a Massachusetts business trust with transferable shares (the "Trust") established under a Declaration of Trust dated June 18, 1982, as amended (the "Declaration"), for our opinion with respect to certain matters relating to the Mosaic Tax-Free National Fund (the "Acquiring Fund"), a series of the Trust. We understand that the Trust is about to file a Registration Statement on Form N-14 for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of substantially all of the assets of each of Mosaic Arizona Tax-Free Fund and Mosaic Missouri Tax-Free Fund (the "Acquired Funds"), each a series of Trust, in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of the specified liabilities of the Acquired Funds pursuant to Agreement and Plans of Merger (the "Plans").

We have, as counsel, participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust’s Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, including the proposed Plans, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.

We are admitted to the Bars of The Commonwealth of Massachusetts and the District of Columbia.

Based upon the foregoing, and assuming the approval by shareholders of the Acquired Funds of certain matters scheduled for their consideration at a meeting presently anticipated to be held on or about April 27, 2006, it is our opinion that the shares of the Acquiring Fund currently being registered, when issued in accordance with the Plans and the Trust’s Declaration and By-Laws, will be legally issued, fully paid and non-assessable by the Trust, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion with and as a part of the Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP

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SULLIVAN & WORCESTER LLP

(W0136130)